                              ARTICLES OF INCORPORATION
                                          OF
                              PREMIUM RESTAURANT COMPANY

                               A MINNESOTA CORPORATION

     Adopted 29 Dec 92, filed with the Minnesota Secretary of State 04 Jan 93 (N DEG 7Q 803, pp. 1325/1326) First Amendment (Section 1.) 13 Nov 97, filed with the Minnesota Secretary of State 19 Nov 97 (N DEG 7Q 803, p. 5625)


     The undersigned, for the purpose of organizing a corporation to conduct business and promote the purpose hereafter stated and in accordance with Minnesota Statutes, Chapter 302A (the MINNESOTA BUSINESS CORPORATION ACT), hereby certifies that:

     1.  NAME OF COMPANY:  The name of the Company is Premium Restaurant Company
(the "Company").                  (Amended by Shareholder Meeting, 13 Nov  97)

     2. REGISTERED OFFICE OF COMPANY: The address of the registered office of the Company in the State of Minnesota is 5555 West 78th Street, Edina, MN 55439-2702 or such other location as determined from time to time by the board of directors and filed with the Minnesota secretary of state.

     3. PURPOSE OF COMPANY: The business purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the provisions of Minnesota Statutes, Chapter 302A.

     4.  STOCK OF COMPANY:

          4.1. TYPE OF SHARES: The Company shall have the authority to issue a total of twenty million (20,000,000) shares of stock, consisting of ten million (10,000,000) shares of common stock, par value $0.01 per share, and ten million (10,000,000) shares of preferred stock, par value $0.01 per share.

          4.2. COMMON STOCK: Shares of common stock of the Company may be issued as determined from time to time by the board of directors as provided for in the Company's Bylaws and in accordance with the laws of the State of Minnesota.

          4.3. PREFERRED STOCK: Shares of the preferred stock of the Company may be issued as determined from time to time by the board of directors in one or more classes or series, each of which class or series shall have such distinctive designation or title as shall be fixed by the board of directors prior to the issuance of any shares thereof. Each such class or series of preferred stock shall have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional, or other special rights and such qualifications, limitations, or restrictions thereof, as shall be stated in a resolution of the board providing for the issue of such class or series of preferred stock as may be adopted from time to time by the board of directors prior to the issuance of any shares thereof, all in accordance with the laws of the State of Minnesota.

          4.4. CUMULATIVE VOTING PROHIBITED: There shall be no cumulative voting of shares.

          4.5. NO PREEMPTIVE RIGHTS: Shareholders shall not have preemptive, preferential, or other similar rights to subscribe for, purchase, or acquire any of the Company's shares of any class, whether unissued or now or hereafter authorized, or any obligations or other securities convertible into, or exchangeable for any such shares.

     5. INCORPORATOR: The name and mailing address of the incorporator are Barney U. Uhlig, 16370 North Hillcrest Court, Eden Prairie, MN 55346.

     6. BOARD OF DIRECTORS: The Company shall be managed by the board of directors, which shall exercise all powers conferred under the laws of the State of Minnesota, including, without limitation, the power to amend or repeal the Bylaws as provided therein.

     7. NUMBER OF DIRECTORS: The number of directors of the Company shall be at least one (1) and may be increased or otherwise decreased as provided in the Bylaws.

     8. INDEMNIFICATION: The Company shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to any action or proceeding (whether civil, criminal, or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or by reason of the fact that such director or officer, at the request of the Company, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law.

     9. DIRECTORS' LIABILITY: No officer or director of the Company shall be personally liable to the Company or its shareholders for monetary damages for any breach of fiduciary duty by such an officer or director as an officer or director. Despite the foregoing sentence, an officer or director shall be liable to the extent provided by applicable law (i) for any breach of an officer's or director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Minnesota Statutes, Sections 302A.559 or 80A.23, (iv) for any transaction from which such officer or director derived an improper personal benefit. No amendment or repeal of this _9. shall apply to, or have any effect on, the liability or alleged liability of any officer or director of the Company for, or with respect to, any acts or omissions of such officer or director occurring prior to such amendment.

     10. EXEMPTION FROM CERTAIN PROVISIONS OF M.S., CH. 302A: As permitted by Minnesota Statutes, Chapter 302A, the Company shall be exempted from the provisions of Minnesota Statutes, Sections 302A.671 and 302A.673, pertaining, respectively, to control share acquisitions and to certain business combinations.

     11. AMENDMENTS OF ARTICLES: These Articles of Incorporation may be amended or repealed by a majority of the holders of all shares entitled to vote, and present in person or by proxy at any shareholder meeting where such vote is properly taken.


     IN WITNESS WHEREOF, the undersigned, being the sole incorporator of Ciatti's, Inc., made and signed these Articles on this 29th day of December, 1992.



 /s/ Barney U. Uhlig
------------------------
Barney U. Uhlig